Exhibit 99.1

Sanara MedTech Inc. Reports Second Quarter 2025 Financial Results (Unaudited)

Net Revenue Increased 28% Year-Over-Year in Q2; Increased 27% Year-Over-Year in First Six Months of 2025

Announces Process to Evaluate Strategic Alternatives for its Tissue Health Plus, LLC Subsidiary

FORT WORTH, TX, August 13, 2025 (GLOBE NEWSWIRE) - Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (Nasdaq: SMTI), a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skin markets, today reported its financial results for the second quarter ended June 30, 2025.

Second Quarter 2025 Financial Summary

●	Net revenue increased 28% to $25.8 million, compared to $20.2 million in the second quarter of 2024.
●	Net loss of $2.0 million, compared to a net loss of $3.5 million in the second quarter of 2024.
●	Adjusted EBITDA(1) of $2.7 million, compared to $0.6 million in the second quarter of 2024.

First Six Months of 2025 Financial Summary

●	Net revenue increased 27% year-over-year to $49.3 million, compared to $38.7 million in the first six months of 2024.
●	Net loss of $5.5 million, compared to a net loss of $5.3 million in the first six months of 2024.

◌	Sanara Surgical segment net loss of $0.1 million, compared to a net loss of $2.7 million in the first six months of 2024.
◌	Tissue Health Plus (“THP”) segment net loss of $5.4 million, compared to a net loss of $2.6 million in the first six months of 2024.

●	Adjusted EBITDA(1) of $3.3 million, compared to $0.9 million in the first six months of 2024.

◌	Sanara Surgical segment generated Segment Adjusted EBITDA(1) of $7.4 million, compared to $2.5 million in the first six months of 2024.
◌	THP segment generated Segment Adjusted EBITDA(1) of $(4.1) million, compared to $(1.6) million in the first six months of 2024.

(1) Adjusted EBITDA and Segment Adjusted EBITDA are non-GAAP financial measures. See the discussion and the reconciliations at the end of this release for additional information.

Management Comments

“We are pleased to deliver impressive net revenue performance in our Sanara Surgical segment, with 28% growth year-over-year in the second quarter of 2025, fueled by sales of CellerateRX® Surgical, BIASURGE®, and our portfolio of bone fusion products,” stated Ron Nixon, Sanara’s Executive Chairman and CEO. “This performance was made possible by the Sanara Surgical team’s focused execution on our commercial strategy: to continue expanding our network of distributor partners, adding new healthcare facilities to our customer base, and penetrating the existing facilities we serve.”

Mr. Nixon continued: “In addition to our sales performance, we enhanced our gross margins and realized significant operating expense leverage in our Sanara Surgical segment, generating $0.5 million of net income and $4.7 million of Segment Adjusted EBITDA(1) in the second quarter of 2025, with strong improvements year-over-year. For the first six months of 2025, our Sanara Surgical segment generated a net loss of $0.1 million and $7.4 million of Segment Adjusted EBITDA(1). In the second half of 2025, we look forward to continuing our track record of strong sales performance in the Sanara Surgical segment, as we aim to capitalize on the large, untapped growth opportunities for our key products, and continue to execute on our goal to facilitate improved clinical outcomes for clinicians and their patients.”

Mr. Nixon concluded: “In our THP segment, we launched our pilot program with a wound care provider group in late June 2025 and began the first patient encounters under this program. We are pleased with the performance of our THP technology platform during the initial months of this program, while being increasingly mindful of the cash used to support our THP-related initiatives. With this in mind, we have initiated a formal process to evaluate strategic alternatives for our subsidiary Tissue Health Plus, LLC, with the goal of maximizing shareholder value, and have engaged a strategic advisor to assist in this process. We expect to continue our investment in the THP strategy and project our cash investment during the second half of 2025 to be between $5.5 and $6.5 million. In parallel, we are exploring a full range of strategic alternatives for THP, with a focus on identifying and pursuing the best path forward to maximize value for our company and its shareholders.”

(1) Segment Adjusted EBITDA is a non-GAAP financial measure. See the discussion and the reconciliations at the end of this release for additional information.

Second Quarter and Year-to-Date 2025 Revenue

The following table summarizes revenue streams from product sales, software as a service (“SaaS”), and royalties for the three and six months ended June 30, 2025 and 2024:

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Soft tissue repair products	$22,661,457	$17,641,318	$43,193,897	$33,723,610
Bone fusion products	3,142,795	2,516,599	6,044,451	4,970,945
SaaS	26,582	-	26,582	-
Royalties	-	906	-	906
Total Net Revenue	$25,830,834	$20,158,823	$49,264,930	$38,695,461

Second Quarter 2025 Financial Results

Net revenue for the second quarter of 2025 was $25.8 million, compared to $20.2 million for the second quarter of 2024, an increase of $5.7 million, or 28%, year-over-year. The increase in net revenue was primarily driven by an increase of $5.0 million, or 28%, in sales of soft tissue repair products and an increase of $0.6 million, or 25%, in sales of bone fusion products. The increase in sales of soft tissue repair products was driven primarily by increased demand for CellerateRX® Surgical Activated Collagen® (“CellerateRX Surgical”) and, to a lesser extent, BIASURGE® Advanced Surgical Solution (“BIASURGE”) as a result of the Company’s increased penetration of medical facilities that represent existing accounts, expansion into additional medical facilities, and development of its independent distribution network in both new and existing U.S. markets.

Gross profit for the second quarter of 2025 was $23.9 million, compared to $18.2 million for the second quarter of 2024, an increase of $5.7 million, or 32%, year-over-year. The increase in gross profit was primarily driven by increased sales of soft tissue repair products. Gross margin was 93% of net revenue for the second quarter of 2025, compared to 90% of net revenue for the second quarter of 2024. The higher gross margin realized in the second quarter of 2025 was due to increased sales of soft tissue repair products and lower manufacturing costs related to CellerateRX Surgical.

Operating expenses for the second quarter of 2025 were $23.9 million, compared to $21.0 million for the second quarter of 2024, an increase of $2.9 million, or 14%, year-over-year. The increase in operating expenses was primarily driven by an increase of $2.6 million, or 14%, in selling, general and administrative (“SG&A”) and an increase of $0.3 million, or 28%, in research and development, due in part to the development of enhancements to the Sanara Surgical product portfolio. The increase in SG&A was primarily driven by a $1.5 million increase in direct sales and marketing expenses offset by $0.2 million of lower costs in the Sanara Surgical segment, and $1.3 million of additional SG&A in the THP segment.

Operating loss for the second quarter of 2025 was $31 thousand, compared to operating loss of $2.9 million for the second quarter of 2024.

Other expense for the second quarter of 2025 was $2.0 million, compared to $0.6 million for the second quarter of 2024. Other expense for the second quarter of 2025 primarily included higher interest expense and fees related to our term loan agreement with CRG Servicing LLC (as amended, the “CRG Term Loan Agreement”).

Net loss for the second quarter of 2025 was $2.0 million, compared to a net loss of $3.5 million for the second quarter of 2024. The Company’s Sanara Surgical segment generated a net income of $0.5 million for the second quarter of 2025, compared to a net loss of $2.2 million for the second quarter of 2024. The Company’s THP segment generated a net loss of $2.5 million for the second quarter of 2025, compared to a net loss of $1.3 million for the second quarter of 2024.

Adjusted EBITDA(1) for the second quarter of 2025 was $2.7 million, compared to $0.6 million for the second quarter of 2024. The Company’s Sanara Surgical segment generated Segment Adjusted EBITDA(1) of $4.7 million for the second quarter of 2025, compared to $1.4 million for the second quarter of 2024. The Company’s THP segment generated Segment Adjusted EBITDA(1) of $(2.1) million for the second quarter of 2025, compared to $(0.8) million for the second quarter of 2024.

Cash flow from operating activities in the second quarter of 2025 was $2.7 million, compared to $1.4 million of cash used in operating activities in the second quarter of 2024.

As of June 30, 2025, the Company had $17.0 million of cash and $44.2 million of long-term debt, compared to $15.9 million and $30.7 million, respectively, as of December 31, 2024. As of June 30, 2025, the Company had $12.25 million of available borrowing capacity, which must be borrowed prior to December 31, 2025, if at all.

First Six Months of 2025 Financial Results

Net revenue for the first six months of 2025 was $49.3 million, compared to $38.7 million for the first six months of 2024, an increase of $10.6 million, or 27%, year-over-year. The increase in net revenue was primarily driven by an increase of $9.5 million, or 28%, in sales of soft tissue repair products and an increase of $1.1 million, or 22%, in sales of bone fusion products.

Net loss for the first six months of 2025 was $5.5 million compared to a net loss of $5.3 million for the first six months of 2024. The Company’s Sanara Surgical segment generated a net loss of $0.1 million for the first six months of 2025, compared to a net loss of $2.7 million for the first six months of 2024. The Company’s THP segment generated a net loss of $5.4 million for the first six months of 2025, compared to a net loss of $2.6 million for the first six months of 2024.

Adjusted EBITDA(1) for the first six months of 2025 was $3.3 million, compared to $0.9 million for the first six months of 2024. The Company’s Sanara Surgical segment generated Segment Adjusted EBITDA(1) of $7.4 million for the first six months of 2025, compared to $2.5 million for the first six months of 2024. The Company’s THP segment generated Segment Adjusted EBITDA(1) of $(4.1) million for the first six months of 2025, compared to $(1.6) million for the first six months of 2024.

Cash flow from operating activities in the first six months of 2025 was $0.7 million, compared to $3.0 million of cash used in operating activities in the first six months of 2024.

(1) Adjusted EBITDA and Segment Adjusted EBITDA are non-GAAP financial measures. See the discussion and the reconciliations at the end of this release for additional information.

Conference Call

Sanara will host a conference call on Wednesday, August 13, 2025, at 8:00 a.m. Eastern Time to discuss the results for the quarter ended June 30, 2025, and hold a question and answer session at the end of the call. The toll-free number to call for this teleconference is 888-506-0062 (international callers: 973-528-0011) and the access code is 132343. A telephonic replay of the conference call will be available through Wednesday, August 27, 2025, by dialing 877-481-4010 (international callers: 919-882-2331) and entering the replay passcode: 52721.

A live webcast of Sanara’s conference call will be available under the “Events” section of the Company’s Investor Relations website, www.SanaraMedTech.com/investor-relations/. An online replay will be available for approximately one year following the conclusion of the live broadcast.

About Sanara MedTech Inc.

Sanara MedTech Inc. is a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skin markets. The Company markets, distributes and develops surgical, wound and skin products for use by physicians and clinicians in hospitals, clinics and all post-acute care. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG® Tissue Repair Graft and FORTIFY FLOWABLE® Extracellular Matrix as well as a portfolio of advanced biologic products focusing on ACTIGEN™ Verified Inductive Bone Matrix, ALLOCYTE® Plus Advanced Viable Bone Matrix, BiFORM® Bioactive Moldable Matrix, TEXAGEN® Amniotic Membrane Allograft, and BIASURGE® Advanced Surgical Solution to the surgical market. In addition, the following products are sold in the wound care market: BIAKŌS® Antimicrobial Skin and Wound Cleanser, BIAKŌS® Antimicrobial Wound Gel, and BIAKŌS® Antimicrobial Skin and Wound Irrigation Solution. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. For more information, please visit www.SanaraMedTech.com.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “aims,” “anticipates,” “believes,” contemplates,” “continue,” “could,” “estimates,” “expect,” “forecast,” “guidance,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the performance of the Company’s Tissue Health Plus platform during and following the commercial launch of the pilot program, the Company’s ability to evaluate strategic alternatives for THP and maximize shareholder value therefrom, the Company’s business strategy and mission, the development of new products, the timing of commercialization of the Company’s products, the regulatory approval process and expansion of the Company’s business into value-based skin, wound care and other services. These items involve risks, contingencies and uncertainties such as uncertainties associated with the development and process for obtaining regulatory approval for new products, the Company’s ability to build out its executive team, the Company’s ability to identify and effectively utilize the net proceeds of the CRG Term Loan Agreement to support the Company’s growth initiatives, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Relations Contact:

Jack Powell or Mike Piccinino, CFA

ICR Healthcare

IR@sanaramedtech.com

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30, 2025	December 31, 2024
Assets
Current assets
Cash	$16,958,744	$15,878,295
Accounts receivable, net	11,989,698	12,408,819
Accounts receivable – related parties	9,081	40,566
Inventory, net	3,511,850	2,753,032
Convertible loan receivable	-	1,101,478
Prepaid and other assets	1,200,083	1,123,798
Total current assets	33,669,456	33,305,988

Long-term assets
Intangible assets, net	40,992,568	41,006,776
Goodwill	3,601,781	3,601,781
Investment in equity securities	10,515,812	8,297,223
Right of use assets – operating leases	1,088,149	1,447,907
Property and equipment, net	8,899,879	432,317
Total long-term assets	65,098,189	54,786,004

Total assets	$98,767,645	$88,091,992

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$1,457,301	$1,499,764
Accounts payable – related parties	32,355	30,913
Accrued bonuses and commissions	10,199,451	10,778,840
Accrued royalties and expenses	2,964,143	2,621,867
Earnout liabilities – current	39,659	-
Operating lease liabilities – current	182,935	358,687
Total current liabilities	14,875,844	15,290,071

Long-term liabilities
Long-term debt	44,216,662	30,689,290
Earnout liabilities – long-term	2,110,945	748,001
Operating lease liabilities – long-term	1,051,290	1,237,051
Other long-term liabilities	1,120,958	1,215,617
Total long-term liabilities	48,499,855	33,889,959

Total liabilities	63,375,699	49,180,030

Commitments and contingencies

Shareholders’ equity
Common Stock: $0.001 par value, 20,000,000 shares authorized; 8,903,662 issued and outstanding as of June 30, 2025 and 8,753,773 issued and outstanding as of December 31, 2024	8,904	8,754
Additional paid-in capital	78,678,081	77,179,211
Accumulated deficit	(43,287,572)	(37,784,392)
Total Sanara MedTech shareholders’ equity	35,399,413	39,403,573
Equity attributable to noncontrolling interest	(7,467)	(491,611)
Total shareholders’ equity	35,391,946	38,911,962
Total liabilities and shareholders’ equity	$98,767,645	$88,091,992

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024

Net Revenue	$25,830,834	$20,158,823	$49,264,930	$38,695,461

Cost of goods sold	1,937,282	2,008,686	3,772,249	3,898,732

Gross profit	23,893,552	18,150,137	45,492,681	34,796,729

Operating expenses
Selling, general and administrative	21,553,194	18,957,608	42,993,804	35,149,867
Research and development	1,257,475	985,651	2,371,613	1,931,949
Depreciation and amortization	1,114,231	1,105,507	2,238,641	2,210,927
Change in fair value of earnout liabilities	-	(13,773)	-	(79,451)
Total operating expenses	23,924,900	21,034,993	47,604,058	39,213,292

Operating loss	(31,348)	(2,884,856)	(2,111,377)	(4,416,563)

Other income (expense)
Interest expense	(1,791,568)	(644,346)	(3,108,660)	(911,682)
Share of losses from equity method investments	(195,482)	-	(339,090)	-
Interest income	-	-	3,672	-
Gain on disposal of property and equipment	-	-	9,674	-
Total other income (expense)	(1,987,050)	(644,346)	(3,434,404)	(911,682)

Net loss	(2,018,398)	(3,529,202)	(5,545,781)	(5,328,245)

Less: Net loss attributable to noncontrolling interest	(4,036)	(25,188)	(4,242)	(60,047)

Net loss attributable to Sanara MedTech shareholders	$(2,014,362)	$(3,504,014)	$(5,541,539)	$(5,268,198)

Net loss per share of common stock, basic and diluted	$(0.23)	$(0.41)	$(0.64)	$(0.62)

Weighted average number of common shares outstanding, basic and diluted	8,612,986	8,468,835	8,591,663	8,444,101

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2025	2024

Cash flows from operating activities:
Net loss	$(5,545,781)	$(5,328,245)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,238,641	2,210,927
Gain on disposal of property and equipment	(9,674)	-
Credit loss expense	294,034	155,930
Inventory obsolescence	371,957	259,577
Share-based compensation	2,740,343	2,214,931
Noncash lease expense	359,758	202,756
Share of losses from equity method investments	339,090	-
Back-end fee	377,490	52,500
Paid-in-kind interest	995,244	161,875
Accretion of finance liabilities	86,541	117,267
Amortization and write-off of debt issuance costs	132,821	100,883
Change in fair value of earnout liabilities	-	(79,451)
Changes in operating assets and liabilities:
Accounts receivable, net	125,086	(2,127,363)
Accounts receivable – related parties	31,485	(103,012)
Inventory, net	(1,130,775)	893,297
Prepaid and other assets	(76,285)	119,172
Accounts payable	(42,464)	(1,173,544)
Accounts payable – related parties	1,442	67,682
Accrued royalties and expenses	317,076	402,610
Accrued bonuses and commissions	(579,389)	(961,709)
Operating lease liabilities	(361,513)	(192,383)
Net cash provided by (used in) operating activities	665,127	(3,006,300)
Cash flows from investing activities:
Purchases of property and equipment	(3,484,008)	(124,580)
Proceeds from disposal of property and equipment	60,000	-
Purchases of intangible assets	(23,452)	-
Investment in equity securities	(3,538,217)	-
CarePICS acquisition	(2,122,146)	-
Net cash used in investing activities	(9,107,823)	(124,580)
Cash flows from financing activities:
Loan proceeds, net of debt issuance costs of $228,183 in 2025 and $887,253 in 2024	12,021,817	14,112,747
Pay off line of credit	-	(9,750,000)
Pay off debt assumed in CarePICS acquisition	(1,650,000)	-
Net settlement of equity-based awards	(692,672)	(72,708)
Cash payment of finance and earnout liabilities	(156,000)	(156,000)
Net cash provided by financing activities	9,523,145	4,134,039
Net increase in cash	1,080,449	1,003,159
Cash, beginning of period	15,878,295	5,147,216
Cash, end of period	$16,958,744	$6,150,375

Cash paid during the period for:
Interest	$1,516,563	$549,227
Supplemental noncash investing and financing activities:
Non-monetary exchange to acquire intangible assets	$2,084,278	$-
Conversion of note receivable into equity method investment	1,101,478	-
Earnout liability generated by CarePICS acquisition	1,355,603	-

SANARA MEDTECH INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES (UNAUDITED)

To supplement the Company’s financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we present certain non-GAAP financial measures in this press release and on the related teleconference call, including Adjusted EBITDA and Segment Adjusted EBITDA. The Company’s management uses these non-GAAP financial measures, both internally and externally, to assess and communicate the financial performance of the Company. The Company defines Adjusted EBITDA as net income (loss) excluding interest expense/income, provision/benefit for income taxes, depreciation and amortization, non-cash share-based compensation expense, change in fair value of earnout liabilities, share of losses from equity method investments, executive separation costs, legal and diligence expenses related to acquisitions, and gains/losses on the disposal of property and equipment, as each is applicable to the periods presented. Segment Adjusted EBITDA is calculated in the same manner as Adjusted EBITDA but is presented on a segment basis.

The Company believes Adjusted EBITDA and Segment Adjusted EBITDA are useful to investors because they facilitate comparisons of its core business operations across periods on a consistent basis. Accordingly, the Company adjusts certain items, such as change in fair value of earnout liabilities, when calculating Adjusted EBITDA and Segment Adjusted EBITDA because the Company believes that such items are not related to the Company’s core business operations.

The Company’s non-GAAP financial measures are not in accordance with, nor an alternative for, measures conforming to GAAP and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. The Company continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. The Company does not, nor does it suggest that investors should consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Material limitations associated with the use of such measures include that they do not reflect all costs included in operating expenses and may not be comparable with similarly named financial measures of other companies. Furthermore, these non-GAAP financial measures are based on subjective determinations of management regarding the nature and classification of events and circumstances. The Company presents these non-GAAP financial measures to provide investors with information to evaluate the Company’s operating results in a manner similar to how management evaluates business performance. To compensate for any limitations in such non-GAAP financial measures, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information and the related non-GAAP financial measures. Whenever the Company uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Investors are encouraged to review and consider these reconciliations.

Segment Adjusted EBITDA is reported to the chief operating decision maker, the Chief Executive Officer, for purposes of making decisions about allocating resources to the segments and assessing their performance. We have provided a reconciliation of this measure as it relates to our segments below.

Reconciliation of Net Income (Loss) to Segment Adjusted EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,
	2025			2024
	Sanara Surgical	THP (3)	Total	Sanara Surgical	THP	Total
Net Income (Loss)	$507,280	$(2,525,678)	$(2,018,398)	$(2,214,313)	$(1,314,889)	$(3,529,202)
Adjustments:
Interest expense	1,791,568	-	1,791,568	644,346	-	644,346
Depreciation and amortization	681,525	432,706	1,114,231	698,407	407,100	1,105,507
Noncash share-based compensation	1,278,871	26,394	1,305,265	1,046,321	36,429	1,082,750
Change in fair value of earnout liabilities	-	-	-	89,330	(103,103)	(13,773)
Share of losses from equity method investments	195,482	-	195,482	-	-	-
Executive separation costs (1)	260,275	-	260,275	904,780	-	904,780
Acquisition costs (2)	4,826	11,591	16,417	225,088	172,685	397,773
Segment Adjusted EBITDA (on a segment basis) / Adjusted EBITDA (consolidated)	$4,719,827	$(2,054,987)	$2,664,840	$1,393,959	$(801,778)	$592,181
Net revenue	$25,804,252	$26,582	$25,830,834	$20,158,823	$-	$20,158,823
Net Income (Loss) as a % of Net Revenue	2.0%	(9501.5)%	(7.8)%	(11.0)%	N/A	(17.5)%
Segment Adjusted EBITDA (on a segment basis) / Adjusted EBITDA (consolidated) as a % of Net Revenue	18.3%	(7730.7)%	10.3%	6.9%	N/A	2.9%

	Six Months Ended June 30,
	2025			2024
	Sanara Surgical	THP (3)	Total	Sanara Surgical	THP	Total
Net Loss	$(107,825)	$(5,437,956)	$(5,545,781)	$(2,691,798)	$(2,636,447)	$(5,328,245)
Adjustments:
Interest expense	3,108,660	-	3,108,660	911,682	-	911,682
Depreciation and amortization	1,370,096	868,545	2,238,641	1,396,908	814,019	2,210,927
Noncash share-based compensation	2,454,367	155,802	2,610,169	1,799,936	86,200	1,886,136
Change in fair value of earnout liabilities	-	-	-	(14,451)	(65,000)	(79,451)
Share of losses from equity method investments	339,090	-	339,090	-	-	-
(Gain) loss on disposal of property and equipment	(10,932)	1,258	(9,674)	-	-	-
Interest income	(3,672)	-	(3,672)	-	-	-
Executive separation costs (1)	260,275	-	260,275	904,780	-	904,780
Acquisition costs (2)	4,826	320,274	325,100	225,088	172,685	397,773
Segment Adjusted EBITDA (on a segment basis) / Adjusted EBITDA (consolidated)	$7,414,885	$(4,092,077)	$3,322,808	$2,532,145	$(1,628,543)	$903,602
Net revenue	$49,238,348	$26,582	$49,264,930	$38,695,461	$-	$38,695,461
Net Loss as a % of Net Revenue	(0.2)%	(20457.3)%	(11.3)%	(7.0)%	N/A	(13.8)%
Segment Adjusted EBITDA (on a segment basis) / Adjusted EBITDA (consolidated) as a % of Net Revenue	15.1%	(15394.2)%	6.7%	6.5%	N/A	2.3%

	Trailing Twelve Months Ended June 30, 2025
	Sanara Surgical	THP (3)	Total
Net (Income) Loss	$646,391	$(10,775,824)	$(10,129,433)
Adjustments:
Interest expense	5,325,373	-	5,325,373
Depreciation and amortization	2,759,016	2,191,922	4,950,938
Noncash share-based compensation	4,623,438	207,847	4,831,285
Change in fair value of earnout liabilities	-	(1,859,000)	(1,859,000)
Share of losses from equity method investments	429,097	-	429,097
(Gain) loss on disposal of property and equipment	(10,932)	1,258	(9,674)
Interest income	(25,650)	-	(25,650)
Executive separation costs (1)	319,960	-	319,960
Acquisition costs (2)	(35,234)	1,312,850	1,277,616
Segment Adjusted EBITDA (on a segment basis) / Adjusted EBITDA (consolidated)	$14,031,459	$(8,920,947)	$5,110,512
Net revenue	$97,215,313	$26,582	$97,241,895
Net Income (Loss) as a % of Net Revenue	0.7%	(40538.0)%	(10.4)%
Segment Adjusted EBITDA (on a segment basis) / Adjusted EBITDA (consolidated) as a % of Net Revenue	14.4%	(33560.1)%	5.3%

(1)	Includes $130,174 and $328,795 of share-based compensation related to executive separation costs for the three and six months ended June 30, 2025 and 2024, respectively. Includes $130,174 of share-based compensation related to executive separation costs for the trailing twelve months ended June 30, 2025.
(2)	Acquisition costs include legal, tax, accounting and other contract services related to prospective acquisitions.
(3)	The THP segment does not include $1.7 million, $3.4 million and $3.4 million of internal use software costs capitalized during the three, six and trailing twelve months ended June 30, 2025, respectively.